STOCKHOLDER LOCK-UP LETTER AGREEMENT


                                January 31, 1998


Global Telecommunication Solutions, Inc.
5697 Rising Sun Avenue
Philadelphia, Pennsylvania 19066

Gentlemen:

     The undersigned shareholder of Networks Around The World, Inc. ("Networks"), in consideration of the merger (the "Merger") of Networks with and into Networks Acquisition Corp. ("Merger Subsidiary"), a wholly owned subsidiary of Global Telecommunication Solutions, Inc. ("GTS") pursuant to the terms of the Merger And Reorganization Agreement by and among the undersigned, Networks, Merger Subsidiary and GTS ("Merger Agreement"), hereby agrees that (i) he shall not sell any shares of GTS Common Stock acquired by him in or as a result of the Merger in exchange for his shares of Networks ("collectively, the "GTS Shares") until the twelve month anniversary of the Closing Date as defined in the Merger Agreement and (ii) sell only 25% of the GTS Shares during any calendar quarter during the one year period thereafter. In the event GTS proposes to sell common stock in connection with an underwritten offering, the undersigned shall have the right to participate in such offering to the extent and in pari pasu with other GTS directors and executive officers for as long as this Stockholder Lock-up Agreement remains in effect.

     Notwithstanding the foregoing, the undersigned may transfer his GTS Shares to a member of his immediate family (or trusts established for their benefit) if and only if the transferee signs a lock-up agreement identical to this agreement.

     Any terms capitalized in this letter agreement but not defined herein shall have the meaning ascribed in the Merger Agreement. The undersigned understands that a legend will be placed on the reverse side of each stock certificate representing the GTS Shares which states that the sale or transfer of the GTS Shares is subject to certain restrictions pursuant to this agreement.


                                            Very truly yours,


                                            By:
                                                -------------------------------
                                                Randy Cherkas

                                                Address:

                                                108 St. James Avenue
                                                Merchantville, New Jersey 08109